Exhibit 99.3

PINNACLE ENTERTAINMENT ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ANY AND ALL OF ITS OUTSTANDING 7.5% SENIOR SUBORDINATED NOTES DUE 2015

LAS VEGAS, NV, March 5, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it is commencing a cash tender offer for any and all of its outstanding 7.5% Senior Subordinated Notes due 2015 (the “Notes”). The consideration to be paid for validly tendered Notes will be equal to either $1,030 per $1,000 principal amount of such Notes (the “Total Consideration”), which includes a consent payment of $30 per $1,000 principal amount of Notes, payable for Notes tendered on or prior to the Consent Date (as defined below); or $1,000 per $1,000 principal amount of such Notes (the “Purchase Price”) for Notes tendered after the Consent Date and on or prior to the expiration of the tender offer and consent solicitation. The aggregate principal amount of Notes currently outstanding is $385 million. The Company intends to fund the tender offer through a debt financing.

The Company is soliciting consents for proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture. The proposed amendments to the indenture will be set forth in a supplemental indenture and are described in more detail in the Offer to Purchase and Consent Solicitation Statement for the tender offer. The supplemental indenture will not be executed unless and until the Company has received consents from holders of a majority of outstanding principal amount of the Notes, and the amendments will not become operative unless and until the Company has accepted for purchase the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement. Holders who tender their Notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their Notes.

The consent solicitation will expire at 12:00 midnight, New York City time, on Friday, March 16, 2012, unless extended or earlier terminated (such date and time, as they may be extended, the “Consent Date”). Tendered Notes may not be withdrawn after the Consent Date except as required by applicable law. The tender offer will expire at 12:00 midnight, New York City time, on Friday, March 30, 2012, unless extended or earlier terminated. Holders whose Notes are validly tendered and accepted for purchase will be paid accrued and unpaid interest to, but not including, the day the Company deposits with the depositary funds sufficient to purchase Notes accepted in the tender offer.

The Company’s obligation to accept Notes tendered and to pay the Total Consideration or the Purchase Price, as applicable, is subject to a number of conditions that are set forth in the Offer to Purchase and Consent Solicitation and the Letter of Transmittal and Consent for the tender offer, including the tender of at least $200 million in aggregate principal amount of Notes, the execution of the supplemental indenture and the completion of the proposed financing in an amount sufficient to purchase the Notes tendered in the offer and to redeem any Notes not purchased in the offer.

To the extent that the tender offer for the Notes is undersubscribed and there remain Notes outstanding, the Company intends to redeem the remaining Notes outstanding with the remaining net proceeds of the debt financing. The redemption price for Notes is currently 103.750% of principal amount, plus accrued and unpaid interest, which decreases to 101.875% on or after June 15, 2012. Any subsequent redemption will be done in accordance with the terms of the indenture governing the Notes.

J.P. Morgan Securities LLC has been retained as the dealer manager for the tender offer and as the solicitation agent for the consent solicitation. Questions concerning the terms of the tender offer and consent solicitation should be directed to J.P. Morgan Securities LLC, Liability Management Group, at (800) 245-8812. The Bank of New York Mellon Trust Company, N.A. is the tender and paying agent in connection with the tender offer and consent solicitation. D.F. King & Co., Inc. is the information agent for the tender offer and consent solicitation. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and Letter of Transmittal and Consent should be directed to the information agent at (800) 755-7250.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Consent Solicitation Statement and Letter of Transmittal and Consent that will be mailed to holders of the Notes. Holders of the Notes are urged to read the tender offer documents carefully because they contain important information.

This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase a solicitation of consents or a notice of redemption with respect to any Notes.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning the proposed debt financing and the anticipated use of the net proceeds from such offering. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and other filings made by the Company with the Commission. All forward-looking statements are expressly qualified in their entirety by such factors.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. Pinnacle is also developing L’Auberge Casino & Hotel Baton Rouge. Pinnacle also owns a 26% equity stake in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated casino-resort. For more information about Pinnacle Entertainment, please visit www.pnkinc.com.

CONTACT:

Investor Relations	Media Relations
Vincent Zahn	Ginny Shanks
VP, Finance and Investor Relations	EVP, Chief Marketing Officer
702/541-7777 or investors@pnkmail.com	702/541-7777 or gshanks@pnkmail.com

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